UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 25, 2012 (January 25, 2012)

Date of Report (Date of earliest event reported)

Pinnacle Data Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-16103	31-1263732
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Port Road

Groveport, Ohio 43125

(Address of principal executive offices)

(614) 748-1150

(Registrant's Telephone Number, Including Area Code)

NO CHANGE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On January 25, 2012, Pinnacle Data Systems, Inc. (the “Company”) held a special meeting of shareholders to consider and vote on (1) a proposal to adopt the Agreement and Plan of Merger, dated as of November 10, 2011 (the “Merger Agreement”), by and among the Company, Avnet, Inc. (“Avnet”), a New York corporation, and AIR Acquisition Corp., an Ohio corporation and a wholly owned subsidiary of Avnet, and to approve the principal terms of the merger as contemplated by the Merger Agreement; (2) the approval, on an advisory, non-binding basis, of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable; and (3) a proposal to adjourn the special meeting to a later time or date, if necessary or appropriate, to solicit additional proxies if there were insufficient votes at the time of the special meeting to adopt the Merger Agreement and to approve the principal terms of the merger.

As of December 9, 2011, which was the record date for the special meeting, 7,899,349 shares of the Company’s common stock were issued and outstanding. A quorum was present at the special meeting.

The proposal to adopt the Merger Agreement was approved by at least a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting. The results of the vote on this proposal were:

For	5,925,779	Against	242,983	Abstain	1,662

The proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger was approved by at least a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting. The results of the vote on this proposal were:

For	5,853,339	Against	286,393	Abstain	30,962

The proposal to adjourn the special meeting to a later time, if necessary or appropriate, was approved by the Company’s shareholders. The results of the vote on this proposal were:

For	5,914,416	Against	249,466	Abstain	6,542

Adjournment of the special meeting was not necessary or appropriate because there were sufficient votes at the time of the special meeting to adopt the Merger Agreement and to approve the principal terms of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE DATA SYSTEMS, INC. (Registrant)

/s/ Nicholas J. Tomashot
Nicholas J. Tomashot, Chief Financial Officer

Dated: January 25, 2012